EXHIBIT 10.35

FIRST AMENDMENT AND WAIVER TO CREDIT AGREEMENT

This First Amendment and Waiver to Credit Agreement (the “Amendment”) is effective as of November 14, 2003, among RemedyTemp, Inc. (the “Borrower”), each lender party hereto (collectively, the “Lenders” and individually a “Lender”) and Bank of America, N. A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein without definition shall have the same meaning as set forth in the Credit Agreement (defined below).

RECITALS

A.    The Borrower, the Lenders and the Administrative Agent entered into that certain Credit Agreement dated as of July 31, 2002 (the “Agreement”).

B.    The Borrower, the Lenders and the Administrative Agent desire to amend certain terms and provisions of the Agreement.

C.    Borrower requests that the Administrative Agent and the Lenders temporarily waive, and such parties are willing to waive until January 15, 2004, the Borrower’s failure to comply with a certain provision of the Agreement for the period specified herein on the terms herein provided.

AGREEMENT

1.    Amendments

To induce the Administrative Agent and the Lenders to waive the covenants violations described in Section 2 below for the period specified therein, the Borrower is willing to grant to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders (including the Swing Line Lender and L/C Issuer), a security interest in certain personal property of the Borrower. The Agreement is hereby amended as follows:

1.1    Section 1.01 of the Agreement is amended to add as a defined term “Security Agreement,” in the appropriate alphabetical order, to read as follows:

“Security Agreement” means the Security Agreement made by the Borrower in favor of the Administrative Agent, on behalf of the Lenders and the Administrative Agent, substantially in the form of Exhibit G.”

1.2    The definition of “Loan Documents” in Section 1.01 of the Agreement is amended in its entirety to read as follows:

“Loan Documents” means this Agreement, each Note, the Fee Letter, the Security Agreement and the Guaranty.”

1.3    Article II of the Agreement is amended to add a new Section 2.15 to read as follows:

“2.15 Collateral. All obligations of the Borrower to the Lenders and the Administrative Agent arising under the Loan Documents to which the Borrower is a party shall be secured by personal property the Borrower now owns or will own in the future as described in the Security Agreement.”

1.4    The Agreement is amended to add Exhibit G in the form attached to this Amendment.

2.    Waivers.  The Administrative Agent and the Lenders (including the Swing Line Lender and L/C Issuer) hereby waive until January 15, 2004, the failure of the Borrower to comply with the provisions of Section 7.11(c) (Fixed Charge Coverage Ratio) and Section 7.11(d) (Consolidated EBITDA) of the Agreement for the fiscal periods ending June 30, 2003 and September 28, 2003. The waiver granted herein is limited expressly as herein provided and shall not be deemed a waiver of this provision for the same period after January 15, 2004, or for any other period or a waiver of any other term, condition or provision of the Agreement. This waiver shall expire on January 15, 2004 and be of no further effect.

3.    Waiver Fee.  The Borrower shall pay to the Administrative Agent for the benefit of the Lenders a waiver fee in the amount of Eighty Thousand Dollars ($80,000.00) (“Waiver Fee”). The Waiver Fee shall be payable as follows: (i) Twenty Thousand Dollars ($20,000.00) payable on the date of execution of this Amendment and (ii) Sixty Thousand Dollars ($60,000.00) payable on the earlier of the date of termination of the Agreement or January 15, 2004.

4.    Representations and Warranties.  When the Borrower signs this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that: (i) except as herein provided, no default specified in the Agreement and no event which with notice or lapse of time or both would become such a default has occurred, (ii) the representations and warranties of Borrower pursuant to the Agreement are true on and as of the date hereof as if made on and as of said date, (iii) the making and performance by Borrower of this Amendment have been duly authorized by all necessary action, and (iv) no consent, approval, authorization, permit or license is required in connection with the making or performance of the Agreement as amended hereby.

5.    Conditions.  This Amendment will be effective when the Administrative Agent receives the following items, in form and content acceptable to the Administrative Agent.

5.1    This Amendment duly executed by all parties hereto.

5.2    The Security Agreement duly executed by all parties thereto.

5.3    Payment of that portion of the Waiver Fee payable on execution of this Amendment.

5.4    Payment of all out-of-pocket expenses, including attorneys’ fees, incurred by the Administrative Agent in connection with the preparation of this Amendment.

6.    Effect of Amendment.  Except as provided in this Amendment, the Agreement shall remain in full force and effect and shall be performed by the parties hereto according to its terms and provisions.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto effective as of the date first above written.

REMEDYTEMP, INC.
By:

Name:

Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:

Name:

Title:

BANK OF AMERICA, N.A., as Lender, L/C Issuer and Swing Line Lender
By:

Name:

Title:

UNION BANK OF CALIFORNIA, N. A., as a Lender
By:

Name:

Title:

EXHIBIT G

SECURITY AGREEMENT (RECEIVABLES)

1.    BACKGROUND.  Reference is made to that certain Credit Agreement dated as of July 31, 2002, as amended from time to time (the “Credit Agreement”) among RemedyTemp, Inc. (the “Borrower”), certain lenders party thereto (collectively, the “Lenders” and individually a “Lender”) and Bank of America, N. A., in its capacity as administrative agent (the “Administrative Agent”). Capitalized terms used herein without definition shall have the same meaning as set forth in the Credit Agreement.

2.    THE SECURITY.  The Borrower hereby assigns and grants to Bank of America, N.A., as Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a security interest in the following described property (“Collateral”):

A.    All of the following, whether now owned or hereafter acquired by Borrower: accounts, contract rights, chattel paper and instruments.

B.    All negotiable and nonnegotiable documents of title now owned or hereafter acquired by Borrower covering any of the above described property.

C.    All rights under contracts of insurance now owned or hereafter acquired by Borrower covering any of the above described property.

D.    All proceeds, product, rents and profits now owned or hereafter acquired by Borrower of any of the above described property.

E.    All books and records now owned or hereafter acquired by Borrower pertaining to any of the above-described property, including but not limited to any computer readable memory and any computer hardware or software necessary to process such memory (“Books and Records”).

3.    THE INDEBTEDNESS.  The Collateral secures and will secure all Indebtedness of Borrower to the Administrative Agent and the Lenders (including the Swing Line Lender and the L/C Issuer). For the purposes of this Agreement, “Indebtedness” means all loans, advances and other extensions of credit made by the Lenders (including the Swing Line Lender and L/C Issuer) and the Administrative Agent to Borrower and all other obligations and liabilities of Borrower to the Lenders (including the Swing Line Lender and L/C Issuer) and the Administrative Agent arising under the Credit Agreement whether now existing or hereafter incurred or created, whether voluntary or involuntary, whether due or not due, whether absolute or contingent, or whether incurred directly or acquired by any Lender by assignment or otherwise.

4.    BORROWER’S COVENANTS.  Borrower covenants and warrants that unless compliance is waived by the Administrative Agent and the Lenders in writing:

A.    Borrower will properly preserve the Collateral; defend the Collateral against any adverse claims and demands; and keep accurate Books and Records.

B.    Borrower has notified the Administrative Agent in writing of, and will notify the Administrative Agent in writing prior to any change in the locations of (i) Borrower’s place of business or Borrower’s chief executive office if Borrower has more than one place of business and (ii) any Collateral, including the Books and Records.

C.    Borrower will notify the Administrative Agent in writing prior to any change in Borrower’s name, identity or business structure.

D.    Borrower will maintain and keep in force insurance covering Collateral designated by the Administrative Agent against fire and extended coverages.

E.    Borrower has not granted and will not grant any security interest in any of the Collateral except to the Administrative Agent and except for Permitted Encumbrances, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature, except the security interest of the Administrative Agency and except for Permitted Encumbrances.

F.    Borrower will promptly notify the Administrative Agent in writing of any event which affects the value of any Collateral by more than five percent (5%), the ability of Borrower or the Administrative Agent to dispose of any Collateral, or the rights and remedies of the Administrative Agent in relation thereto, including, but not limited to, the levy of any legal process against any Collateral and the adoption of any marketing order, arrangement or procedure affecting the Collateral, whether governmental or otherwise.

G.    Until the Administrative Agent exercises its rights to make collection, Borrower will diligently collect all Collateral.

5.    ADDITIONAL OPTIONAL REQUIREMENTS.  Borrower agrees that the Administrative Agent may at its option at any time, whether or not Borrower is in default:

A.    Require Borrower to segregate all collections and proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to the Administrative Agent in kind.

B.    Require Borrower to deliver to the Administrative Agent (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.

C.    Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located.

D.    Require Borrower to deliver to the Administrative Agent any instruments or chattel paper.

E.    Notify any account debtors, any buyers of the Collateral, or any other persons of the Administrative Agent’s interest in the Collateral.

F.    Require Borrower to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under the Administrative Agent’s exclusive control.

G.    Demand and collect any payments and proceeds of the Collateral. In connection therewith Borrower irrevocably authorizes the Administrative Agent to endorse or sign Borrower’s name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to Borrower and remove therefrom any payments and proceeds of the Collateral.

6.    DEFAULTS.  Any one or more of the following shall be a default hereunder:

A.    The occurrence of any Event of Default under the Credit Agreement.

B.    Borrower breaches any term, provision, warranty or representation under this Agreement.

C.    Any involuntary lien of any kind or character attaches to any Collateral.

D.    Any financial statements, certificates, schedules or other information now or hereafter furnished by Borrower to the Administrative Agent proves false or incorrect in any material respect.

7.    ADMINISTRATIVE AGENT REMEDIES AFTER DEFAULT.  In the event of any default the Administrative Agent may do any one or more of the following:

A.    Declare any Indebtedness immediately due and payable, without notice or demand.

B.    Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.

C.    Enforce the security interest of the Administrative Agent in any deposit account of Borrower maintained with the Administrative Agent or any Lender by applying such account to the Indebtedness.

D.    Require Borrower to assemble the Collateral, including the Books and Records, and make them available to the Administrative Agent at a place designated by the Administrative Agent.

E.    Enter upon the property where any Collateral, including any Books and Records are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of Borrower’s equipment, if the Administrative Agent deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.

F.    Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to Borrower.

G.    Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral.

H.    Take such measures as the Administrative Agent may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and Borrower hereby irrevocably constitutes and appoints the Administrative Agent as Borrower’s attorney in fact to perform all acts and execute all documents in connection therewith.

8.    MISCELLANEOUS.

A.    Any waiver, express or implied, of any provision hereunder and any delay or failure by the Administrative Agent to enforce any provision shall not preclude the Administrative Agent from enforcing any such provision thereafter.

B.    Borrower shall, at the request of the Administrative Agent, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as the Administrative Agent may reasonably deem necessary.

C.    All notes, security agreements, subordination agreements and other documents executed by Borrower or furnished to the Administrative Agent in connection with this Agreement must be in form and substance satisfactory to the Administrative Agent and the Lenders.

D.    This Agreement shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.

E.    All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

F.    All terms not defined herein are used as set forth in the Uniform Commercial Code.

G.    In the event of any action by the Administrative Agent to enforce this Agreement or to protect the security interest of the Administrative Agent in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, Borrower agrees to pay immediately the costs and expenses thereof, together with reasonable attorney’s fees and allocated costs for in-house legal services.

This Security Agreement is effective as of November 14, 2003.

Bank of America, N.A., as Administrative Agent	RemedyTemp, Inc.
By:	By:

Name:	Name:

Title:	Title: